UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2014

BONDS.COM GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51076	38-3649127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Broadway, 31st Floor

New York, New York 10036

(Address of principal executive offices) (Zip Code)

(212) 257-4062

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On March 5, 2014, Bonds.com Group, Inc. (“Bonds” or the “Company”) (OTCQB: BDCG), MTS Markets International, Inc. (“MTS”), an affiliate of the London Stock Exchange Group, and MMI Newco Inc., a wholly-owned subsidiary of MTS (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). On the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Bonds, with Bonds continuing as the surviving corporation and a wholly-owned subsidiary of MTS (the “Merger”). Bonds agreed to be acquired for aggregate cash consideration (the “Merger Consideration”) of approximately $15 million according to the terms of the Merger Agreement. This amount is subject to adjustment based on the amounts of transaction expenses, certain closing liabilities, and a working capital reconciliation. The agreement has been unanimously approved by each party’s Board of Directors and by the Company’s Special Committee of its Board of Directors.

Pursuant to the Merger Agreement, on the closing of the Merger (the “Closing”), the outstanding shares of Bonds preferred and common stock, other than shares owned by Bonds, MTS or Merger Sub (which will be cancelled) and shares with respect to which appraisal rights are properly exercised and not withdrawn under Delaware law, will automatically be converted into the right to receive allocations of the Merger Consideration specified by the Company’s Amended and Restated Certificate of Incorporation.

Proceeds of the deal will be distributed in accordance with the Company’s Certificate of Incorporation. From a legacy of equity financings, the Company has five series of preferred stock with specified liquidation preferences outstanding, of which the Series E-2 Convertible Preferred Stock (“Series E-2 Stock”) is the most senior in a transaction of this size.

Because the amount of Merger Consideration is substantially less than the aggregate minimum liquidation preference of the Series E-2 Stock, all Merger Consideration will be paid to the holders of that series of preferred stock. In particular, the holders of the Company’s common stock, Series A Participating Preferred Stock, Series C Convertible Preferred Stock, Series E Convertible Preferred Stock, and Series E-1 Convertible Preferred Stock will not receive any consideration in the Merger. Additionally, each Company option or warrant outstanding immediately prior to the Merger, whether or not then vested and exercisable, will be cancelled without the receipt of any consideration.

The consummation of the Merger is subject to customary closing conditions, including (i) receiving the required approval of Bonds’ stockholders, (ii) 20 days having elapsed since the mailing to Bonds’ stockholders of a definitive information statement with respect to adoption of the Merger Agreement, and (iii) the receipt of regulatory clearance.

The Merger Agreement contains certain customary covenants, including covenants providing (i) for each of the parties to use commercially reasonable efforts to cause the transaction to be consummated and (ii) for Bonds to carry on its business in the ordinary course during the interim period between the execution of the Merger Agreement and completion of the Merger.

The Series E-2 stockholders have agreed with MTS to place $1.5 million of proceeds from the sale of their shares pursuant to the Merger into escrow to cover certain potential indemnity claims. In the absence of claims, these funds will be released to stockholders in increments of $500,000 beginning on the first anniversary of closing and continuing on the 18 and 24 months anniversary of closing. In addition, $100,000 will be held by a stockholder representative as a reserve for expenses.

The Company has agreed not to solicit or engage in discussions concerning alternative proposals for the acquisition of the Company. The Merger Agreement also includes customary fiduciary out and termination provisions for the Company and Parent and provides that, in connection with the termination of the Merger Agreement under specified circumstances (including, without limitation, the acceptance by the Company of a Superior Proposal (as defined in the Merger Agreement) or the Company’s Board of Directors (the “Company Board”) changing its approval or recommendation of the Merger or the Merger Agreement), the Company will be required to pay Parent a termination fee of 5% of the Company’s enterprise value based on the transaction.

The Company previously announced on January 29, 2014 that the Company Board was exploring and evaluating strategic alternatives for the Company, including a possible strategic investment, merger or sale of the Company. The Company also announced the formation of a Special Committee of independent directors to provide focus, assistance and direct oversight of this process, and retention of a financial advisor. At the direction of the Special Committee, Bonds and its financial advisor contacted 86 potential alternative strategic acquirers, financial sponsors, and growth equity investors before reaching its agreement with MTS. The Special Committee separately evaluated and approved the Merger.

Bonds is not generating a positive cash flow that would sustain its operations. Near-term financing is not readily available. The Company is relying on a bridge loan from the holders of the Series E-2 Stock to finance its operations through closing. On closing, in accordance with its Certificate of Incorporation, the Company expects to pay the holders of Series E-2 Stock an estimated $13 million of proceeds after payment of transaction costs, certain closing liabilities, and a working capital adjustment. Based on that amount of net proceeds, the transaction will result in a substantial loss for these stockholders of approximately $6 million or 32% in the aggregate on their senior preferred equity investment. Many of these stockholders also own equity in relatively junior classes of stock that will not yield any proceeds.

The foregoing description of the Merger Agreement does not purport to be a complete description and is qualified in its entirety by reference to such agreement. A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Bonds, MTS or any of their respective subsidiaries or affiliates. The representations and warranties of Bonds contained in the Merger Agreement have been made solely for the benefit of MTS and Merger Sub. In addition, such representations and warranties (a) have been made only for purposes of the Merger Agreement, (b) may be subject to limits or exceptions agreed upon by the contracting parties, (c) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (d) were made only as of the date of the Merger Agreement or other specific dates and (e) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Bonds or MTS or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Bonds’ public disclosures.

Amendment to Software Licensing, Hosting, Joint Marketing, and Services Agreement

On February 28, 2014, InterDealer Securities, LLC, InterDealer Technologies, LLC and Interdealer IP Holdings LLC (collectively, “InterDealer”) and the Company entered into the Amendment to Software Licensing, Hosting, Joint Marketing, and Services Agreement (the “InterDealer Agreement Amendment”), which amends the Software Licensing, Hosting, Joint Marketing and Services Agreement, dated July 8, 2009, as amended (the “InterDealer Agreement”).

The InterDealer Agreement Amendment, among other things, extends the term of the InterDealer Agreement to March 27, 2016, and provides a framework for future service level agreements.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 4, 2014, the Company’s Board of Directors amended the Company’s Amended and Restated Bylaws (the “Bylaws”). The amendment became effective on the same date and adds new Article VI, Section 11 to the Bylaws. It provides that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the General Corporation Law of the State of Delaware, the Company’s Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

The foregoing description of the amendment to the Bylaws is qualified in its entirety by reference to the complete amendment, a copy which is attached hereto as Exhibit 3.1. A complete copy of the Bylaws, as amended, will be filed as an exhibit to the Company’s next periodic report.

Item 8.01.	Other Events.

On March 6, 2014, Bonds issued a press release announcing that it had entered into the Merger Agreement. A copy of Bonds’ press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Safe Harbor Statement under U.S. Private Securities Litigation Reform Act of 1995.

This Current Report on Form 8-K and Exhibit 99.1 hereto contain forward-looking statements that involve substantial risks and uncertainties. You can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” “would” or similar words. You should consider these statements carefully because they discuss the Company’s plans, targets, strategies, prospects and expectations concerning the Company’s business, operating results, financial condition and other similar matters. These statements are subject to certain risks, uncertainties, and assumptions, including, but not limited to, the requirement to satisfy closing conditions to the Merger as set forth in the Merger Agreement; and the risks identified and discussed under the caption “Risk Factors” in Bonds’ Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Securities and Exchange Commission (the “SEC”) on March 27, 2013, and the other documents Bonds files with the SEC from time to time. There will be events in the future, however, that Bonds is not able to predict accurately or control. Bonds’ actual results may differ materially from the expectations that Bonds describes in its forward-looking statements. Factors or events that could cause Bonds’ actual results to materially differ may emerge from time to time, and it is not possible for Bonds to accurately predict all of them. Any forward-looking statement made by Bonds in this Current Report on Form 8-K and Exhibit 99.1 hereto speaks only as of the date on which Bonds makes it. Bonds undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It

This communication is being made in respect of the proposed Merger involving Bonds and MTS. Bonds will prepare an information statement for its stockholders containing the information with respect to the Merger specified in Schedule 14C promulgated under the Securities Exchange Act of 1934, as amended, and describing the proposed Merger. When completed, a definitive information statement will be mailed to Bonds’ stockholders. Investors are urged to carefully read the information statement regarding the proposed Merger and any other relevant documents in their entirety when they become available because they will contain important information about the proposed Merger. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website, http://www.sec.gov or from Bonds by directing a request by mail or telephone to Bonds at 1500 Broadway, 31st Floor, New York, NY 10036 or (212) 257-4062.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

2.1	Agreement and Plan of Merger, dated as of March 5, 2014, by and among Bonds.com Group, Inc., MTS Markets International, Inc. (“MTS”) and MMI Newco Inc.*

3.1	Amendment to Amended and Restated Bylaws of Bonds.com Group, Inc.

99.1	Press Release, dated March 6, 2014

*	Certain exhibits and schedules have been omitted. The Company agrees to furnish to the Securities and Exchange Commission a copy of any omitted exhibits and schedules upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 6, 2014

BONDS.COM GROUP, INC.

By:	/s/ John Ryan
Name: John Ryan
Title: Chief Financial Officer